Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form F-4 of our report dated February 22, 2011 (June 17, 2011 with respect to Note 21) relating to the consolidated financial statements of Satélites Mexicanos, S.A. de C.V. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the fact that the Company has a working capital deficiency, recurring net losses, a shareholders’ deficit, and an inability to generate sufficient cash flow to meet its short-term obligations and sustain its operations, all of which raise substantial doubt about its ability to continue as a going concern and that although management’s plans concerning these matters are discussed in the notes to the financial statements, such consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty) and the related financial statement schedule, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the headings “Independent Registered Public Accounting Firm” in such Prospectus.
Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu Limited

/s/ Alejandro González Anaya
C.P.C. Alejandro González Anaya Mexico City, Mexico September 6, 2011